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                                                                    EXHIBIT 99.1


AUTONATION TO CLOSE USED VEHICLE MEGASTORES; COMPANY TO TAKE $430-$490 MILLION PRE-TAX CHARGE IN FOURTH QUARTER

Board Approves Additional $500 Million Share Repurchase

FORT LAUDERDALE, Fla., Dec. 13 /PRNewswire/ -- AutoNation, Inc. (NYSE: AN - news) today announced that it will exit the used vehicle megastore category by immediately closing 23 of its megastores and integrating six others with new vehicle franchises. Eight megastores have already been integrated with new vehicle franchises.

AutoNation said the megastore closures will result in the elimination of approximately 1,800 positions. The Company said the costs associated with the megastore closures, a previously announced workforce reduction at its corporate headquarters, and other corporate restructuring, will result in a pre-tax charge to earnings of between $430 and $490 million, which the Company will record in the fourth quarter.

AutoNation also announced that it expects 1999 fourth quarter earnings from continuing operations, before the pre-tax charge, to be approximately $0.10 per share, versus analysts' consensus estimate of $0.19 for the quarter. The shortfall in the quarter is attributed to poor performance at the Company's used vehicle megastores, and higher selling, general, and administrative expenses.

AutoNation Chief Executive Officer Michael J. Jackson, said, "Our focus now is on improving our operating margins and on creating a unique and branded customer experience in our new vehicle franchises, which are now AutoNation's sole business focus. By closing the megastores and implementing SG&A reductions, we have taken the necessary steps to ensure the long-term success of AutoNation."

Mr. Jackson emphasized that AutoNation's 409 automotive retail franchises, which sell new and used vehicles under a wide range of regional brand names, are not impacted by the decision to close the 23 megastores. He added that AutoNation will continue to honor its warranty and service obligations for AutoNation megastore customers by welcoming them into the company's automotive retail franchises. He said the company is sending specific information in this regard to each of its megastore customers.


The Company also announced that its Board of Directors today authorized the repurchase of an additional $500 million of common stock under the Company's share repurchase program. The Company has repurchased approximately $1.2 billion of its common stock since August, 1998.

The Company also said it expects to set a record date in January, 2000 as it relates to the tax-free dividend of shares of ANC Rental Corporation. The Company said it expects the distribution will be completed by the end of February, 2000, and that the distribution will be at a ratio of one share of ANC Rental Corporation for every six to eight shares of AutoNation.

AutoNation, Inc. is America's largest automotive retailer, with 409 automotive retail franchises in 19 states. AutoNation also operates more than 270 websites, including AutoNationDirect.com offering the Internet's largest selection of new and used vehicles for sale. The Company also owns and operates the National, Alamo and CarTemps USA automotive rental brands, which it plans to spin off in a tax-free dividend of ANC Rental Corporation shares.

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Certain   statements  and  information   included  in  this  release  constitute
"forward-looking   statements"   within  the  meaning  of  the  Federal  Private
Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performances, or achievements expressed or implied in such forward-looking statements. Additional discussion factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations are contained in the Company's SEC filings.


               AUTONATION USA MEGASTORES TO BE CLOSED, INTEGRATED


     Megastores to be closed (23):
1.   Irvine, Calif. (Los Angeles), 21 Auto Center Drive
2.   Rancho Cucamonga, Calif., 9629 Buffalo Ave.
3.   Downer's Grove, Ill. (Chicago), 3300 Finley Road
4.   Coconut Creek, Fla., 4401 West Sample Road
5.   Long Beach, Calif., 7200 E Carson Street
6.   Fishers, Ind. (Indianapolis), 9820 Kincaid Drive
7.   Stafford, Texas, 12053 SW Freeway
8.   Forest Park (Cincinnati), 12105 Omniplex Court
9.   South Bay (Los Angeles), 19503 Normandie Ave, Torrance
10.  Oxnard, Calif., 2001 Lockwood Street
11.  San Antonio, Texas, 5611 UTSA Blvd.
12.  Canton, Mich., 39600 Ford Road
13.  Mesquite, Texas (Dallas), 1919 Oates Drive
14.  Dallas, 11990 N. Central Expressway
15.  Morrow, Ga. (South Atlanta), 6850 Mount Zion Blvd.
16.  Beaver Creek, Ohio (Dayton), 3725 Colonel Glenn Hwy
17.  West Palm Beach, Fla., 6500 Okeechobee Rd.
18.  Sterling Heights, Mich., 36250 Van Dyke
19.  Almeda, Texas (South Houston), 12800 Gulf Freeway
20.  Henderson, Nev. (Las Vegas), 1000 W. Warm Springs, Road
21.  Houston (Truck Center), 10777 N. Freeway
22.  Lewisville, Texas, 601 Waters Ridge
23.  Chandler, Ariz. (Phoenix), 7450 W. Orchid Lane

Megastores Already Integrated (8):
1.   Perrine, Fla. (AutoNation Nissan), 17305 S. Dixie Hwy.
2. Douglasville, Ga. (AutoNation Chrysler Plymouth), 1000 Blairs Bridge Rd., Lithia Springs
3.   Sanford, Fla. (Seminole Ford), 4911 Wayside Drive
4.   Grand Prairie, Texas (AutoNation Dodge), 2615 Interstate 20
5.   Irving, Texas (AutoNation Dodge), 1251 E. Airport Freeway
6.   Clearwater, Fla. (AutoNation Nissan), 13600 Icot Boulevard
7.   Stone Mountain, Ga. (AutoNation Dodge), 4550 Greer Circle
8.   North Phoenix (AutoNation Dodge), 16406 N 26 Ave.

Megastores To Be Integrated (6):
1.   Dublin, Calif., 4600 Dublin Blvd.
2.   Alpharetta, Ga., 1575 Mansell Road, Suite 200
3.   Pembroke Pines, Fla., 13601 Pines Boulevard
4.   North Houston, 17510 N. Freeway
5.   Jacksonville, Fla., 7155 Bonneval Road
6.   Tampa, Fla., 3738 Autoway Drive